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                                                                     EXHIBIT 99

[LOGO]                                          FOR IMMEDIATE RELEASE
                                                CONTACT:  CONWAY G. IVY
                                                SENIOR VICE PRESIDENT, CORPORATE
                                                PLANNING AND DEVELOPMENT
                                                216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, April 22, 2003 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2003. Consolidated net sales for the quarter decreased $0.7 million, or 0.1 percent, to $1.148 billion. A continuing poor domestic industrial sector, harsh weather, changes in the buying patterns of some retail customers and weak currency exchange rates adversely impacted first quarter sales. Income for the quarter declined $4.0 million, or 11.5 percent, to $30.8 million from $34.8 million in 2002 before cumulative effect of change in accounting principle. Excluding a charge of $9.0 million included in cost of goods sold in the first quarter of 2002 due to the recorded impairment of long-lived assets, gross profit for the first quarter 2003 was essentially flat with last year in dollars and as a percent of sales. Increased selling, general and administrative expenses to maintain customer service in our stores and to invest in the Asia/Pacific market adversely impacted income before income taxes and cumulative effect of change in accounting principle. Diluted income per common share for the quarter was $.21 per share compared to $.23 per share before cumulative effect of change in accounting principle in 2002. In the first quarter of 2002, the Company recorded an after-tax transitional impairment charge of $183.1 million, or $1.21 per share, as a cumulative effect of change in accounting principle for indefinite lived intangible assets and goodwill.

Net sales in the Paint Stores Segment increased 2.9 percent to $716.3 million in the first quarter of 2003 from $695.9 million in 2002 due to strong architectural paint sales that were partially offset by weak industrial maintenance and product finishes sales. Architectural paint sales to painting contractors and do-it-yourself customers in the first quarter of 2003 increased over the comparable quarter last year. During the first quarter, sales from stores open for more than twelve calendar months were flat with last year's first quarter due primarily to the impact of weak industrial coatings sales. The Paint Stores Segment operating profit declined $10.1 million to $29.9 million during the first three months of 2003. This Segment's operating profit decline from the first quarter of 2002 was due primarily to expenses incurred to maintain superior customer service, incremental expenses associated with new and acquired stores, increased pension expense and increased utility costs. This Segment opened eight net new stores during the quarter.

Net sales of the Consumer Segment in the first quarter decreased 4.5 percent to $266.2 million from $278.8 million last year. The sales shortfall was due primarily to changes by some of the Segment's

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largest retail customers in their ordering or promotional patterns, the readjustment of store count by a major retailer, the impact of harsh weather and stringent inventory control relating to the slow domestic economy. Operating profit of this Segment decreased $4.1 million to $39.1 million in the quarter from $43.2 million in the first quarter of 2002. The operating profit decrease was due primarily to lower sales volume and the related manufacturing absorption and increased pension expense compared to a year ago.

First quarter net sales in the Automotive Finishes Segment decreased 4.6 percent to $106.4 million from $111.6 million last year. The sales decrease was due primarily to unfavorable currency exchange rates. Excluding the effects of currency exchange fluctuations relative to last year, net sales for this Segment were up slightly for the quarter. Domestically, a reduction in the number of repairable vehicles restrained growth in collision repair sales while the slowly recovering automotive market continued to curtail OEM sales. Operating profit of this Segment for the first quarter of 2003 went down $1.3 million to $10.1 million from last year's $11.4 million. This Segment's operating profit was negatively impacted by lower sales volume and manufacturing absorption and increased pension expense compared to last year.

Net sales in the International Coatings Segment were down $3.6 million to $57.8 million in the first three months of 2003 from $61.4 million a year ago. The sales decrease in U.S. dollars of 5.9 percent was due primarily to unfavorable currency exchange rates. Excluding the effects of currency exchange fluctuations relative to last year, net sales for the Segment increased 9.5 percent for the quarter. The International Coatings Segment realized an operating loss during the first quarter of 2003 of $0.3 million compared to an operating loss of $8.5 million a year ago. Excluding a charge of $9.0 million to operating profit in the first quarter of 2002 due to the recorded impairment of long-lived assets, the Segment realized a reduction of $0.8 million in operating profit for the first quarter of 2003. This reduction in the operating profit from last year, excluding the impairment charge, was due primarily to significant currency rate fluctuations that adversely affected gross margins as a result of purchasing many required raw materials on a U.S. dollar denominated basis.

Commenting on the first quarter results, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We were encouraged by the strength of the Paint Stores Segment's architectural paint sales and disappointed by the continuing weakness of the industrial maintenance and product finishes markets. We are confident that the Paint Stores Segment's higher pension and utility costs will be offset by productivity gains. This Segment will continue to incur higher expenses relating to its ongoing investment pattern in new stores, its investment in the Asia/Pacific market and maintenance of excellent customer service. In the Consumer Segment, we believe that the first quarter sales decline was caused by the combination of a weak economy, uncertainty amid the war in Iraq and harsh weather that slowed consumer traffic at many of our retail customers. As these factors begin to dissipate, we believe we will see sales improvements in this Segment. The cost containment efforts implemented over the past few years in the Consumer Segment maintained operating profit at the same percentage of sales before the impact of additional pension expense. Soft domestic economic conditions and the trend of insurance companies to reduce the number of vehicles that are authorized for repair continued to hamper sales of the Automotive Finishes Segment. The International Coatings Segment continued to improve local operations in spite of lingering poor economic conditions.


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As we discussed in our 2002 annual report, an additional hurdle for us in 2003 is the added cost to our operations of our defined benefit pension plans. We anticipate that the consolidated net pension expense, which was a credit to operations of $23.0 million for the full year 2002, will be a charge to operations of $1.0 million for the full year 2003, resulting in an incremental cost to our operations of $24.0 million. We have considered this impact in determining our expected operating results for the year.

We continue to manage the net of accounts receivable, inventories and accounts payable significantly below last year's level. Our total debt at March 31, 2003 is $116.5 million below total debt at the same time a year ago. We continued our open market purchases of the Company's common stock, acquiring 2,552,000 shares in the first quarter of 2003, and had remaining authorization at March 31, 2003 to purchase 7,748,000 shares.

We expect that achieving improved year-over-year sales and profit comparisons for our Company will continue to be challenging as we anticipate a long, slow recovery in the industrial and OEM markets. We plan to continue launching new products, opening stores, promoting our new color system, enhancing the shopping experience in our stores and increasing the productivity of operations to improve sales and operating income. We anticipate that second quarter sales will be flat to up in the low single digits over last year's second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $.73 to $.78 per share compared to $.70 per share last year. For the year 2003, we expect sales will increase 2.0 to 3.5 percent over 2002. This range is lower than our previous estimate due to the lingering soft domestic economic conditions and the increasing uncertainty of the timing and strength of the eventual economic recovery. We have reduced our expectations for diluted net income per common share for the year, reflecting our lower sales estimates, to a range of $2.08 to $2.24 per share compared to $2.04 per share earned last year before cumulative effect of change in accounting principle."

The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2003 at 11:00 a.m. EDT on April 22, 2003. The conference call will be webcast simultaneously in the listen only mode by CCBN. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the April 22nd release. For those who cannot listen to the live broadcast, an archived replay will be available at http://www.sherwin.com beginning approximately one hour after the call ends and will be available until Thursday, May 1, 2003 at 5:00 p.m. EDT.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other


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matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


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                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)

                                                         Three months ended March 31,
                                                       -------------------------------
Thousands of dollars, except per share data                 2003             2002
                                                       -------------     -------------
Net sales                                              $   1,148,461     $   1,149,178
Cost of goods sold                                           646,697           657,074
Gross profit                                                 501,764           492,104
  Percent to net sales                                          43.7%             42.8%

Selling, general and administrative expenses                 440,450           422,186
  Percent to net sales                                          38.4%             36.7%

Interest expense                                              10,091            10,692
Interest and net investment income                            (1,490)             (789)
Other expense - net                                            4,206             3,910
                                                       -------------     -------------

Income before income taxes and cumulative
  effect of change in accounting principle                    48,507            56,105
Income taxes                                                  17,705            21,320
                                                       -------------     -------------

Income before cumulative effect
  of change in accounting principle                           30,802            34,785
Cumulative effect of change in accounting
  principle - net of income taxes of $64,476                                  (183,136)
                                                       -------------     -------------

Net income (loss)                                      $      30,802     $    (148,351)
                                                       =============     =============

Income per share:
     Basic:
       Before cumulative effect of
         change in accounting principle                $        0.21     $        0.23
       Cumulative effect of change in accounting
         principle - net of income taxes                                         (1.21)
                                                       -------------     -------------
       Net income (loss)                               $        0.21     $       (0.98)
                                                       =============     =============
     Diluted:
       Before cumulative effect of
         change in accounting principle                $        0.21     $        0.23
       Cumulative effect of change in accounting
         principle - net of income taxes                                         (1.21)
                                                       -------------     -------------
       Net income (loss)                               $        0.21     $       (0.98)
                                                       =============     =============

Average shares and equivalents outstanding - basic       145,841,044       151,693,590
                                                       =============     =============

Average shares and equivalents outstanding - diluted     147,960,358       151,693,590
                                                       =============     =============

Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.